News

EXHIBIT 99.1
The Great Atlantic & Pacific Tea Company, Inc.
2 Paragon Drive
Montvale, NJ 07645
Investor contact: William J. Moss
Vice President, Treasurer
(201) 571-4019

Press contact: Richard P. De Santa
Senior Director, Corporate Affairs
(201) 571-4495
FOR IMMEDIATE RELEASE

MONTVALE, NJ - February 27, 2007 - The Great Atlantic & Pacific Tea Company, Inc. (A&P, NYSE Symbol: GAP) today announced that it was engaged in negotiations for an acquisition of Pathmark Stores Inc. (Pathmark, Nasdaq Symbol: PTMK) at a possible price of $12.50 per Pathmark share to be paid in cash and A&P stock.  No final agreement has been reached and there can be no assurance that any such agreement will be reached.  If a final agreement is reached, it will be subject to a number of uncertainties and conditions.  Among such conditions would be shareholder and regulatory approvals, including Federal and State antitrust clearances.

Founded in 1859, A&P is one of the nation’s first supermarket chains. The Company operates 410 stores in 9 states and the District of Columbia under the following trade names: A&P, Waldbaum’s, The Food Emporium, Super Foodmart, Super Fresh, Farmer Jack, Sav-A-Center and Food Basics.

This release contains forward-looking statements about the future performance of the Company, which are based on Management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company’s principal markets; the Company’s relationships with its employees and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the Company’s cost of capital and the ability of the Company to access capital; supply or quality control problems with the Company’s vendors; and changes in economic conditions which affect the buying patterns of the Company’s customers.
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